EXHIBIT 10.4

PERFORMANCE AWARD AGREEMENT

This Performance Award Agreement (the “Agreement”) has been made as of                          ,              (the “Date of Grant”) between Spectra Energy Corp, a Delaware Company, with its principal offices in Houston, Texas (the “Company”), and              (the “Grantee”).

RECITALS

Under the Spectra Energy Corp 2007 Long-Term Incentive Plan as it may, from time to time, be amended (the “Plan”), the Compensation Committee of the Board of Directors of the Company (the “Committee”), or its delegatee, has determined the form of this Agreement and selected the Grantee, as an Employee, to receive the award evidenced by this Agreement (the “Award”) and the Performance Share Units and tandem Dividend Equivalents that are subject hereto. The applicable provisions of the Plan are incorporated in this Agreement by reference, including the definitions of terms contained in the Plan (unless such terms are otherwise defined herein).

AWARD

In accordance with the Plan, the Company has made this Award, effective as of the Date of Grant and upon the following terms and conditions:

Section 1. Number and Nature of Performance Share Units and Tandem Dividend Equivalents. The number of Performance Share Units and the number of tandem Dividend Equivalents subject to this Award are each                      (            ). Each Performance Share Unit, upon becoming vested before its expiration, represents a right to receive payment in the form of cash equal to the Fair Market Value of one (1) share of Common Stock. Each tandem Dividend Equivalent, after its tandem Performance Share Unit vests, represents a right to receive a cash payment equivalent in amount to the aggregate cash dividends declared and paid on one (1) share of Common Stock for the period beginning on the Date of Grant and ending on the date such Performance Share Unit is vested. Each tandem Performance Share Unit, consisting of both the Performance Share Unit and the tandem Dividend Equivalents, is either paid or is deferred in accordance with procedures established by the Committee that comply with the requirements of Code Section 409A. Performance Share Units and Dividend Equivalents are used solely as units of measurement, and are not shares of Common Stock and the Grantee is not, and has no rights as, a shareholder of the Company by virtue of this Award.

Section 2. Vesting of Performance Share Units. (a) Provided that Grantee’s continuous employment by the Company, including Subsidiaries, has not terminated, or as otherwise provided in Sections 2(b) or 2(c), Performance Share Units subject to this Award shall become vested upon the written certification by the Committee, or its delegatee, in its sole discretion, of the achievement of the Performance Goal, which is the Company’s Total Shareholder Return (“TSR”) relative to the TSR of the peer group of companies listed on Exhibit A to this Agreement (the “Peer Group”), for the period beginning January 1, 2011 and ending December 31, 2013 (“Performance Period”), at, or above, the 30th percentile, in accordance with the applicable vesting percentage specified for such percentile ranking in the following schedule:

Percentile Ranking	Vesting Percentage
Lower than 30th	0%
30th	50%
*	*
50th	100%
*	*
80th or higher	200%

*	When such determination is of a percentile ranking between those specified, such results will be interpolated on a straight-line basis to determine the applicable vesting percentage.

All Performance Share Units that do not so become vested during the Performance Period shall be forfeited. For the purposes of this Agreement, TSR shall be calculated using the formula Percent TSR = ((B*(1 + C) / A) -1), where the values of A, B and C are as follows:

A = average closing price of a share on the NYSE on the twenty consecutive trading days ending on December 31, 2010;

B = average closing price of a share on the NYSE on the twenty consecutive trading days ending on December 31, 2013; and

C = the number of additional shares owned assuming dividends are reinvested as paid throughout the measurement period.

In addition, when calculating TSR for the Performance Period, (i) the performance of a company in the Peer Group will not be used in calculating the Peer Group’s TSR if the company is not publicly traded (i.e., has no ticker symbol) at the end of the performance period; (ii) the performance of any company in the Peer Group that becomes bankrupt during the measurement period will be included in the calculation of peer group performance even if it has no ticker symbol at the end of the measurement period; (iii) The performance of the surviving entity(s) will be used in the event there is a combination of any of the Peer Group companies during the measurement period; (iv) no new companies will be added to the Peer Group during the measurement period (including a non-peer company that may acquire a member of the Peer Group); and, (v) the Committee retains discretion to reduce performance awards that were otherwise earned in the event that Spectra’s TSR during the measurement period is negative.

(b) In the event that, prior to the date that the determination of the achievement of the Performance Goal is made, the Grantee’s continuous employment by the Company, including Subsidiaries, terminates, the Performance Share Units subject to this Award shall be forfeited, except that if such employment terminates (i) at a time when Grantee is eligible for an immediately payable early or normal retirement benefit under the Spectra Energy Retirement Cash Balance Plan or under another retirement plan of the Company or a Subsidiary which plan the Committee, or its delegatee, in its sole discretion, determines to be the functional equivalent of the Spectra Energy Retirement Cash Balance Plan (“Functional Equivalent Plan”), unless the Committee, or its delegatee, in its sole discretion, determines that Grantee is in violation of any obligation identified in Section 3, (ii) as the result of the termination of such employment by the Company, or employing Subsidiary, other than for cause, as determined by the Company or employing Subsidiary, in its sole discretion, or (iii) as the direct and sole result, as determined by the Company, or employing Subsidiary, in its sole discretion, of the divestiture of assets, a business, or a company, by the Company or a Subsidiary, the Performance Share Units subject to this Award shall vest at the end of the Performance Period upon such determination of the achievement of the Performance Goal, at such vesting percentage determined by the Committee, or its delegatee, by prorating on the basis of the portion of the Performance Period that such employment continued while Grantee was entitled to payment of salary (unless such termination occurs after the end of the Performance Period, in which event the number of Performance Share Units earned, if any, shall not be prorated). For the purposes of this Agreement, “Cause” for termination by the Company of the Grantee’s employment shall mean (i) a material failure by the Grantee to carry out, or malfeasance or gross insubordination in carrying out, reasonably assigned duties or instructions consistent with the Grantee’s position, (ii) the final conviction of the Grantee of a felony or crime involving moral turpitude, (iii) an egregious act of dishonesty by the Grantee (including, without limitation, theft or embezzlement) in connection with employment, or a malicious action by the Grantee toward the customers or employees of the Company or any Affiliate, (iv) a material breach by the Grantee of the Company’s Code of Business Ethics, or (v) the failure of the Grantee to cooperate fully with governmental investigations involving the Company or its Affiliates; all as determined by the Company in its sole discretion.

(c) In the event that (i) Grantee’s employment terminates (A) as the result of the Grantee’s death, or (B) as the result of the Grantee’s permanent and total disability within the meaning of Code Section 22(e)(3), or, (ii) a Change in Control occurs before the Performance Period has ended and (A) before the Grantee’s continuous employment by the Company, including Subsidiaries, terminates, or (B) after such employment terminates during the Performance Period, (1) at a time when Grantee is eligible for an immediately payable, early or normal retirement benefit under the Spectra Energy Retirement Cash Balance Plan or Functional Equivalent Plan, unless the Company, or its successor, in its sole discretion, determines that Grantee is in violation of any obligation identified in Section 3, or (2) as the result of an event listed in item (ii) of the first sentence of Section 2(b), the Performance Share Units subject to this Award shall vest upon such occurrence, at the 100% vesting percentage, irrespective of any subsequent determination of the achievement of the Performance Goal.

Section 3. Violation of Grantee Obligation. In consideration of the continued vesting opportunity provided under Section 2 following the termination of Grantee’s continuous employment by the Company, including Subsidiaries, if, at any time of such termination of employment, Grantee is eligible for an immediately payable early or normal retirement benefit under the Spectra Energy Retirement Cash Balance Plan or Functional Equivalent Plan, Grantee agrees that during the period beginning with such termination of employment and ending with the third anniversary of the Date of Grant (“Restricted Period”), Grantee shall not (i) without the prior written consent of the Company, or its delegatee, become employed by, serve as a principal, partner, or member of the board of directors of, or in any similar capacity with, or otherwise provide service to, a competitor, to the detriment, of the Company or any Subsidiary, or (ii) violate any of Grantee’s other noncompetition obligations, or any of Grantee’s nonsolicitation or nondisclosure obligations, to the Company or any Subsidiary. The noncompetition obligations of clause (i) of the preceding sentence shall be limited in scope and shall be effective only to competition with the Company or any Subsidiary in the businesses of: gathering, processing or transmission of natural gas, resale or arranging for the purchase or for the resale, brokering, marketing, or trading of natural gas, or derivatives thereof; gathering, compression, treating, processing, fractionation, transportation, trading, marketing of natural gas components, including natural gas liquids; and sales and marketing of natural gas, domestically and abroad; and any other business in which the Company, including Subsidiaries, is engaged at the termination of Grantee’s continuous employment by the Company, including Subsidiaries; and within the following geographical areas (i) any country in the world where the Company, including Subsidiaries, has at least US$25 million in capital deployed as of termination of Grantee’s continuous employment by Company, including Subsidiaries; (ii) the continent of North America; (iii) the United States of America and Canada; (iv) the United States of America; (v) the states of Virginia, Georgia, Florida, Texas, California, Massachusetts, Illinois, Michigan, New York, Colorado, Oklahoma, Kentucky, Ohio and Louisiana; and (vi) any state or states or province or provinces with respect to which was conducted a business of the Company, including Subsidiaries, which business constituted a substantial portion of Grantee’s employment. The Company and Grantee intend the above restrictions on competition in geographical areas to be entirely severable and independent, and any invalidity or enforceability of this provision with respect to any one or more of such restrictions, including areas, shall not render this provision unenforceable as applied to any one or more of the other restrictions, including areas. If any part of this provision is held to be unenforceable because of the duration, scope or area covered, the Company and Grantee agree to modify such part, or that the court making such holding shall have the power to modify such part, to reduce its duration, scope or area, including deletion of specific words and phrases, i.e., “blue penciling”, and in its modified, reduced or blue pencil form, such part shall become enforceable and shall be enforced. Nothing in Section 3 shall be construed to prohibit Grantee being retained during the Restricted Period in a capacity as an attorney licensed to practice law, or to restrict Grantee providing advice and counsel in such capacity, in any jurisdiction where such prohibition or restriction is contrary to law.

Section 4. Forfeiture/Expiration. Any Performance Share Unit subject to this Award shall be forfeited upon the termination of the Grantee’s continuous employment by the Company, including Subsidiaries, from the Date of Grant, except to the extent otherwise provided in Section 2, and, if not previously vested and paid, or deferred, or forfeited, shall expire immediately before the tenth (10th) anniversary of the Date of Grant. Any Dividend Equivalent subject to this Award shall expire at the time its tandem Performance Share Unit (i) is vested and paid, or deferred, (ii) is forfeited, or (iii) expires.

Section 5. Dividend Equivalent Payment. Payment with respect to any Dividend Equivalent subject to this Award that is in tandem with a Performance Share Unit that is vested and paid shall be paid in cash to the Grantee as soon as practicable following the vesting and payment of the Performance Share Unit, or, if the vested Performance Share Unit is deferred by Grantee as provided in Section 6, payment with respect to the tandem Dividend Equivalent shall likewise be deferred. Payment under this Section 5 shall be made not later than 30 days after payment hereunder of the related tandem Performance Share Units. The Dividend Equivalent payment amount shall equal the aggregate cash dividends declared and paid with respect to one (1) share of Common Stock for the period beginning on the Date of Grant and ending on the date the vested, tandem Performance Share Unit is paid or deferred and before the Dividend Equivalent expires. However, should the timing of a particular payment under Section 6 to the Grantee in shares of Common Stock in conjunction with the timing of a particular cash dividend declared and paid on Common Stock be such that the Grantee receives such shares without the right to receive such dividend and the Grantee would not otherwise be entitled to payment under the expiring Dividend Equivalent with respect to such dividend, the Grantee, nevertheless, shall be entitled to such payment. Dividend Equivalent payments shall be subject to withholding for taxes.

Section 6. Payment of Performance Share Units. Payment of Performance Share Units subject to this Award shall be made to the Grantee as soon as practicable following the time such Performance Share Units become vested in accordance with Section 2 prior to their expiration but in no event later than 30 days following such vesting event, except to the extent deferred by the Grantee in accordance with such procedure as the Committee, or its designee, may prescribe that complies with the requirements of Code Section 409A. Payment shall be subject to withholding for taxes. Payment shall be in the form of cash equal to the Fair Market Value of one (1) share of Common Stock for each full vested Performance Share Unit, and any fractional vested Performance Share Unit shall be rounded up to the next whole share for purposes of both vesting under Section 2 and payment under Section 6.

Section 7. No Employment Right. Nothing in this Agreement or in the Plan shall confer upon the Grantee the right to continued employment with the Company or any Subsidiary, or affect the right of the Company or any Subsidiary to terminate the employment or service of the Grantee at any time for any reason.

Section 8. Nonalienation. The Performance Share Units and Dividend Equivalents subject to this Award are not assignable or transferable by Grantee. Upon any attempt to transfer, assign, pledge, hypothecate, sell or otherwise dispose of any such Performance Share Unit or Dividend Equivalent, or of any right or privilege conferred hereby, or upon the levy of any attachment or similar process upon such Performance Share Unit or Dividend Equivalent, or upon such right or privilege, shall immediately become null and void.

Section 9. Determinations. Determinations by the Committee, or its delegatee, shall be final and conclusive with respect to the interpretation of the Plan and this Agreement.

Section 10. Governing Law and Severability. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Delaware applicable to transactions that take place entirely within that state. The invalidity of any provision of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect.

Section 11. Certain Other Definitions. The following shall apply notwithstanding anything in this Agreement or the Plan to the contrary. The term “Change in Control” has the meaning given such term in Section 13.2 of the Spectra Energy Corp 2007 Long-Term Incentive Plan. The term “Subsidiaries” shall mean any entity that is wholly owned, directly or indirectly, by the Company, or any other affiliate of the Company that is so designated, from time to time, by the Committee.

Section 12. Conflicts with Plan, Correction of Errors, and Grantee’s Consent. In the event that any provision of this Agreement conflicts in any way with a provision of the Plan, such Plan provision shall be controlling and the applicable provision of this Agreement shall be without force and effect to the extent necessary to cause such Plan provision to be controlling. In the event that, due to administrative error, this Agreement does not accurately reflect an Award properly granted to the Grantee pursuant to the Plan, the Company, acting through its Executive Compensation Department, reserves the right to cancel any erroneous document and, if appropriate, to replace the cancelled document with a corrected document. It is the intention of the Company and the Grantee that this Award not result in unfavorable tax consequences to Grantee under Code Section 409A. Accordingly, Grantee consents to such amendment of this Agreement as the Company may reasonably make in furtherance of such intention, and the Company shall promptly provide, or make available to, Grantee a copy of any such amendment.

Notwithstanding the foregoing, this Award is subject to cancellation by the Company in its sole discretion unless the Grantee, by not later than                          ,             , has signed a duplicate of this Agreement, in the space provided below, and returned the signed duplicate to Executive Compensation Department—Performance Stock (WO 1P16), Spectra Energy Corp, P. O. Box 1642, Houston, TX 77251-1642, which, if, and to the extent, permitted by the Executive Compensation Department, may be accomplished by electronic means.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and granted in Houston, Texas, to be effective as of the Date of Grant.

ATTEST:		SPECTRA ENERGY CORP

By:		By:
	Corporate Secretary	Its:	President & CEO, Spectra Energy Corp

EXHIBIT A

The Peer Group, with their stock symbol listed, consists of the following:

Ameren Corporation (AEE)

CenterPoint Energy, Inc. (CNP)

Consolidated Edison, Inc. (ED)

Dominion Resources, Inc. (D)

DTE Energy Company (DTE)

NiSource Inc. (NI)

PG&E Corporation (PCG)

Public Service Enterprise Group Incorporated (PEG)

Southern Union (SUG)

Xcel Energy Inc. (XEL)

The Williams Companies, Inc. (WMB)

El Paso Corporation (EP)

Enbridge Inc. (ENB)

Equitable Resources, Inc. (EQT)

National Fuel Gas Company (NFG)

ONEOK, Inc. (OKE)

Questar Corporation (STR)

Sempra Energy (SRE)

TransCanada Corporation (TRP)

Acceptance of Performance Award

IN WITNESS OF Grantee’s acceptance of this Performance Award and Grantee’s agreement to be bound by the provisions of this Agreement and the Plan, Grantee has signed this Agreement this              day of                     , 2011.

Grantee’s Signature

(print name)

(social security / social insurance number)

(address)

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